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                                   EXHIBIT 5

                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                            1500 NATIONSBANK PLAZA
                              300 CONVENT STREET
                           SAN ANTONIO, TEXAS 78205
                                (210) 270-0800

                                 April 1, 1997

DATA RACE, Inc.
12400 Network Blvd.
San Antonio, Texas  78249

Gentlemen:

        We have acted as counsel to DATA RACE, Inc. (the "Company") in connection with the preparation for filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to 500,000 shares of the Company's Common Stock, without par value (the "Common Stock"), issuable upon exercise of options previously granted and to be granted under the Company's 1995 Stock Option Plan (the "Plan"). The shares to be issued upon exercise of the options granted under the Plan are hereinafter collectively referred to as the "Plan Shares."

        We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from the officers and directors of the Company and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals.

        We have further assumed that:

        (i) all applicable state securities laws will have been complied with, as of any option exercise date;

        (ii) the shares of Common Stock issuable upon exercise of the options granted under the Plan will be validly authorized and available for issuance (as of the date hereof, there are a sufficient number of shares of Common Stock authorized, unissued and reserved to cover the issuance of the maximum number of shares of Common Stock currently provided for under the Plan);

        (iii) the options granted under the Plan will be exercised in accordance with the terms of the Plan and any other applicable documents;
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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
DATA RACE, Inc.
April 1, 1997
Page 2
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        (iv)  the shares of Common Stock issued upon exercise of options granted under the Plan will be evidenced by appropriate certificates properly executed and delivered; and

        (v) on the date of exercise, the options granted under the Plan (and all documents related thereto) will be duly executed, as applicable, authorized, issued and delivered; will constitute the valid and binding obligations of the Company enforceable in accordance with their respective terms; and will be entitled to the benefits provided by the Plan.

        Based upon the foregoing, we are of the opinion that the Plan Shares will, if, as, and when the options granted pursuant to the Plan are exercised, and upon issuance and delivery of the Plan Shares against payment therefor in the manner contemplated by the Plan, be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

        We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the heading "Legal Opinion" in the Information Statement forming a part thereof.


                        Very truly yours,

                        /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                        AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.